Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”) is entered into as of May 4, 2011, by and among Fresh Harvest Products, Inc., a New Jersey corporation (“Fresh Harvest (NJ)”), Fresh Harvest Products, Inc., a New York corporation (“Fresh Harvest (NY)” and together with Fresh Harvest (NJ), “Fresh Harvest”), A.C. LaRocco, Inc., a Delaware corporation (“New A.C. LaRocco”), Take and Bake, Inc., doing business as A.C. LaRocco Pizza Company, a Washington corporation (“Take and Bake”), Clarence Scott (“Mr. Scott”) and Karen Leffler (“Ms. Leffler”).  Fresh Harvest, New A.C. LaRocco, Take and Bake, Mr. Scott and Ms. Leffler shall each herein be individually referred to as the “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Fresh Harvest (NJ), Take and Bake, Mr. Scott and Ms. Leffler are parties to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) dated March 2, 2010  (the “Asset Purchase Agreement”) and Fresh Harvest (NY), Take and Bake, Mr. Scott and Ms. Leffler are parties to that certain Asset Acquisition Memorandum dated March 2, 2010 (the “Memorandum” and together with the Asset Purchase Agreement, the “Asset Acquisition Documents”) pursuant to which Fresh Harvest (NJ) acquired certain assets and liabilities of Take and Bake (the “Asset Acquisition”);

WHEREAS, that certain Employment Agreement was made and entered into effective as of March 2, 2010 by and between Mr. Scott and New A.C. LaRocco (the “Scott Employment Agreement”);

WHEREAS, that certain Employment Agreement was made and entered into effective as of March 2, 2010 by and between Ms. Leffler and New A.C. LaRocco (the “Leffler Employment Agreement” and collectively with the Scott Employment Agreement, the Asset Purchase Agreement and the Memorandum, the “Transaction Documents”);

WHEREAS, a dispute has arisen among the Parties as to the transactions contemplated by the Transaction Documents; and

WHEREAS, pursuant to the terms hereof, Take and Bake, Mr. Scott and Ms. Leffler agree to accept the consideration described herein as full payment of any amounts due to Take and Bake, Mr. Scott and/or Ms. Leffler from Fresh Harvest and/or New A.C. LaRocco in connection with the Asset Acquisition, the Transaction Documents or otherwise and each of Take and Bake, Mr. Scott and Ms. Leffler agree to fully and finally settle, terminate and fully release any and all actual or potential claims, known and unknown, that any of Take and Bake, Mr. Scott and/or Ms. Leffler or their Affiliates (as defined below) may have now or in the future in all respects in connection with the Asset Acquisition, the Transaction Documents or otherwise, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the promises, the performance of the covenants and agreements hereinafter contained, and for other good and valuable consideration,

the receipt and sufficiency of which is hereby acknowledged, the Parties to this Agreement hereby represent, warrant, consent and agree as follows:

1)

ADOPTION OF RECITALS.  The Parties hereto adopt the above recitals as being true and correct, and they are incorporated herein as material parts of this Agreement.

2)

SETTLEMENT BENEFITS.

a)

Payment by Fresh Harvest to Take and Bake.  Within fifteen (15) days of the date of the Agreement Effective Date (as defined below) as to Mr. Scott and Ms. Leffler, Fresh Harvest (NJ) shall issue (the “Share Payment”) One Hundred Fifty Thousand (150,000) shares of Fresh Harvest (NJ)’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), to Take and Bake (the “New Take and Bake Shares”).  The New Take and Bake Shares shall be in addition to the One Hundred Fifty Thousand (150,000) shares of Fresh Harvest (NJ)’s Series A Preferred Stock previously issued to Take and Bake (the “Prior Take and Bake Shares” and together with the New Take and Bake Shares, the “Take and Bake Shares”).  Notwithstanding the foregoing, in no event shall the Share Payment be due prior to the Agreement Effective Date as to Mr. Scott and Ms. Leffler (as defined below in Subsection 21(e)).  Take and Bake’s legal counsel shall provide a legal opinion in form and substance acceptable to Fresh Harvest (NJ) and Fresh Harvest (NJ)’s transfer agent prior to any sale, transfer or other disposition of any of the Take and Bake Shares or any shares of  common stock issued upon conversion of the Take and Bake Shares.

b)

Payment by New A.C. LaRocco to Take and Bake. Following the Agreement Effective Date as to Mr. Scott and Ms. Leffler (the “Measurement Date”), the Parties shall use reasonable commercial efforts to cause the Creditor (as defined below) to transfer to New A.C. LaRocco any amounts owed to New A.C. LaRocco and/or Fresh Harvest by the Creditor.  Within thirty (30) days after the Measurement Date, Fresh Harvest shall pay Take and Bake Eleven Thousand Dollars ($11,000) (the “Initial Payment”).  Take and Bake agrees to use the Initial Payment to immediately pay (i) Five Thousand Dollars ($5,000) to Karen Leffler, (ii) the appropriate parties an amount equal to two (2) months of rent and utilities on the facility located at 1014 North Pines Road, Suite 202, Spokane, Washington 99206 (the “Facility”), (iii) any overdue amount owed with respect to the Facility’s phone bill, (iv) Natural Food Purveyors Five Hundred Fifty Two Dollars ($552.00) and (v) following the payment of (i), (ii), (iii) and (iv), such other persons and entities as deemed necessary by Take and Bake.  Within (60) days after the Measurement Date, Fresh Harvest shall pay Take and Bake Six Thousand Dollars ($6,000) (the “Second Payment”).  Take and Bake agrees to use the Second Payment to immediately pay (i) Two Thousand Five Thousand Dollars ($2,500) to Karen Leffler, (ii) the appropriate parties an amount equal to one (1) month of rent and utilities on the Facility, (iii) any amount owed with respect to the Facility’s phone bill and (iv) following the payment of (i), (ii) and (iii), such other persons and entities as deemed necessary by Take and Bake.  Within ninety (90) days after the Measurement Date,  Fresh Harvest shall pay Take and Bake Six Thousand Dollars ($6,000) (the “Third Payment”).  Take and Bake agrees to use the Third Payment to immediately pay (i) Two Thousand Five Thousand Dollars ($2,500) to Karen Leffler, (ii) the appropriate parties an amount equal to one (1)

month of rent and utilities on the Facility, (iii) any amount owed with respect to the Facility’s phone bill and (iv) following the payment of (i), (ii) and (iii), such other persons and entities as deemed necessary by Take and Bake.

c)

Release from Non-Competition Restrictions.  Notwithstanding the provisions of any of the Transaction Documents to the contrary, neither Mr. Scott nor Ms. Leffler shall be restricted from accepting employment with, consulting with or investing in any business in competition with Fresh Harvest or its subsidiaries.

d)

Satisfaction of All Amounts Owed.  Each of Take and Bake, Mr. Scott and Ms. Leffler hereby acknowledge and agree that upon receipt of the Share Payment by Fresh Harvest (NJ) as set forth in Section 2(a) above and compliance by New A.C. LaRocco with the provisions of Section 2(b) above, all amounts owed by Fresh Harvest and/or New A.C. LaRocco to Take and Bake, Mr. Scott, Ms. Leffler and any of their respective Affiliates (as defined below), shareholders, employees and directors in connection with the Asset Acquisition, pursuant to the Transaction Documents or otherwise shall be deemed satisfied and paid in full and that neither Fresh Harvest, New A.C. LaRocco nor any of their respective Affiliates, shareholders, employees or directors shall have any further obligations to any of Take and Bake, Mr. Scott or Ms. Leffler or their respective Affiliates, shareholders, employees or directors pursuant to the Transaction Documents or otherwise.  Mr. Scott and Ms. Leffler acknowledge and agree that, upon receipt of the payments described in this Agreement, they will have received all compensation earned while employed by New A.C. LaRocco and any successor or affiliated entity and that no additional earned compensation is owed whatsoever.

e)

Asset Acquisition Acknowledgement.  Each of Take and Bake, Mr. Scott and Ms. Leffler acknowledge and agree that on March 2, 2010, Fresh Harvest (NJ) acquired all right, title and interest in (collectively, the “Acquired Assets”) all of the property and assets, real, personal or mixed, tangible and intangible, of every kind and description of Take and Bake, except for: (i) receivables due to Take and Bake on March 2, 2010, (ii) cash and cash equivalents items on hand at the close of business on March 2, 2010, (iii) accounts receivable earned from the operations of Take and Bake’s business during the period beginning sixty (60) days prior to March 2, 2010 and ending on March 2, 2010, (iv) accounts receivable as to litigation commenced prior to March 2, 2010 against a debtor for purposes of collection, (v) all judgments in favor of Take and Bake in connection with the collection of accounts receivable as of March 2, 2010 and (vi) all  checkbooks,  stubs,  books of account , ledgers  and journals related to the prior operation of Take and Bake’s business prior to March 2, 2010.  For the avoidance of doubt, the Parties hereto acknowledge and agree that the domain name HealthyFrozenPizza.com and the name A.C. LaRocco (including, without limitation, the trademark, trade name, copyright, service mark and any other intellectual property rights relating to the name A.C. LaRocco) were included in the Acquired Assets and are the property of Fresh Harvest (NJ).  Each of Take and Bake, Mr. Scott and Ms. Leffler further acknowledge and agree that the only liability assumed by Fresh Harvest from Take and Bake pursuant to the Asset Acquisition Documents was the assumption of that certain Secured Promissory Note dated July 6, 2007 in the original principal amount of $218,356.94 (and with a principal balance of $129,384.59 on March 2, 2010) owed by Take and Bake to the

Creditor.  Each of Take and Bake, Mr. Scott and Ms. Leffler further acknowledge and agree that all of the Acquired Assets have been delivered to Fresh Harvest (NJ), including, without limitation, all recipes and trade secrets of Take and Bake.

f)

Asset Transfer.  Subject to any required approvals from the landlord of the Facility, the Creditor or other secured parties, promptly following the Agreement Effective Date as to Mr. Scott and Ms. Leffler, New A.C. LaRocco shall transfer to Take and Bake (and Take and Bake shall accept such transfer) (i) the office assets set forth on Schedule I hereto and (ii) any rights and obligations of New A.C. LaRocco and/or Fresh Harvest with respect to the Facility.

g)

Healthy Pizza Revolution.Com.  The Parties agree that following the Agreement Effective Date as to Mr. Scott and Ms. Leffler, that the domain name, healthypizzarevolution.com, shall be the property of Mr. Scott for the purpose of serving as a hosted blog providing information exchange to restaurants and pizzerias (the “Health Revolution.Com Website”).  Fresh Harvest (NJ) shall have the right to pre-approve any content on the Health Revolution.Com Website referencing Fresh Harvest or any of its subsidiaries, including, without limitation, New A.C. LaRocco, or any past, current or future products of Fresh Harvest or any of its subsidiaries, including, without limitation, New A.C. LaRocco.  The Parties further agree that New A.C. LaRocco shall have a  prominent blog position on the Health Revolution.Com Website and Mr. Scott shall be required to include any content provided by Fresh Harvest (NJ) and/or New A.C. LaRocco with respect to any current or future pizza products of Fresh Harvest (NJ) or any of its subsidiaries, including, without limitation, New A.C. LaRocco, in a prominent position on the Health Revolution.Com Website.  Notwithstanding the foregoing, Mr. Scott shall transfer (the “Website Transfer”) the Health Revolution.Com Website, including, without limitation, the domain “healthypizzarevolution.com” to New A.C. LaRocco, at no cost, if Mr. Scott desires to cease to maintain the Health Revolution.Com Website.  If Mr. Scott desires to cease to maintain the Health Revolution.Com Website then Mr. Scott shall promptly inform New A.C. LaRocco of such election and he shall execute all documents and take such other actions as New A.C. LaRocco shall reasonably request to consummate the Website Transfer.

h)

Non-Disparagement.  Except as required by law, a Party shall not engage in any conduct or make any statement, which is in any way critical of, disparaging to, or otherwise derogatory about another Party, including, without limitation, its shareholders, directors, officers, staff, employees or agents.

i)

Further Assurances.  Each of Take and Bake, Mr. Scott and Ms. Leffler further agree to execute any other documents necessary or desirable in the opinion of Fresh Harvest (NJ) to further document the consummation of the Asset Acquisition and the transfer of the Acquired Assets to Fresh Harvest (NJ).  Without limiting the foregoing, each of Take and Bake, Mr. Scott and Ms. Leffler agree to take all actions and do all things reasonably requested by the creditor identified on Schedule II hereto (the “Creditor”) in connection with the Asset Acquisition, the Transaction Documents and/or the obligations owed by any of the Parties to the Creditor, including, without limitation, the execution of any documents reasonably requested by the Creditor to further document the Asset Acquisition, the transactions contemplated in the Transaction Documents and the transactions contemplated by this Agreement.  Without limiting the foregoing, promptly following the Share Payment, each of Take and Bake, Mr. Scott and Ms. Leffler shall provide New A.C. LaRocco and Fresh Harvest with any assistance reasonably requested by Fresh Harvest and/or New A.C. LaRocco to transfer Take and Bake’s relationship with the Creditor to New A.C. LaRocco, including, the assignment of any rights of Take and Bake under that certain Accounts Collection Agreement dated April 27, 2007 among the Creditor, Take and Bake, AC LaRocco Food Service Company Inc. and ACL Holdings, LLC to New A.C. LaRocco.

j)

Filings with the SEC.  In connection with any filing Fresh Harvest (NJ) makes with the Securities and Exchange Commission (the “SEC”) that requires information regarding Take and Bake, the Asset Acquisition, New A.C. LaRocco, the Transaction Documents and/or the transactions contemplated by this Agreement to be included, each of Take and Bake, Mr. Scott and Ms. Leffler will, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use their best efforts to (i) cooperate with Fresh Harvest, (ii) respond to questions about Take and Bake, New A.C. LaRocco, Mr. Scott and Ms. Leffler required in any filing or requested by the SEC, and (iii) provide any information requested by Fresh Harvest or Fresh Harvest’s representatives required by applicable law or regulation to be included in any filing with the SEC.

k)

Confidentiality.

(1)

In consideration of the obligations under this Agreement, the Parties agree that this Agreement and the terms and conditions hereof are strictly, and shall forever remain, confidential, and that the Parties (or their heirs, agents, executors, administrators, attorneys, legal representatives and assigns) shall not disclose or disseminate any information concerning any such terms to any third person(s), including, but not limited to, representatives of the media or other present or former employees of the Parties under any circumstances, except that the Parties may disclose the terms of this Agreement to the SEC; attorneys; accountants, tax advisors or other similar professionals; or the Internal Revenue Service or other appropriate federal agencies (“Third Parties”).  All Third Parties to whom such disclosure, except the IRS or SEC, shall agree in advance to be bound by the terms of this Confidentiality provision.

(2)

If a Party is required to disclose this Agreement, its terms or underlying facts pursuant to court order and/or subpoena, the disclosing Party shall so notify all other Parties to this Agreement in writing via facsimile or overnight mail, within twenty-four (24) hours of receipt of such court order or subpoena, and shall simultaneously provide the other Parties with a copy of such court order or subpoena.  The notice shall comply with the notice requirements set forth below in this Agreement.  The Parties agree to waive any objection to the non-disclosing Party’s request that the document production or testimony be done in camera and under seal.

(3)

The Parties agree that the terms of this Confidentiality provision are a material inducement for the execution of this Agreement.  Any disclosure or dissemination, other than as described above in Subsections 2(k)(1) and 2(k)(2), will be regarded as a breach of this Agreement and a cause of action shall immediately accrue for damages and injunctive relief.  The Parties acknowledge that a violation of Subsections 2(k)(1) and 2(k)(2), would cause the non-breaching Party immeasurable and irreparable damage.  In particular, Take and Bake, Mr. Scott and Ms. Leffler agree that Fresh Harvest shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of Subsections 2(k)(1) and 2(k)(2), in addition to any other available remedies.  Further, the Parties agree that if Take and Bake, Mr. Scott and Ms. Leffler breach Subsection 2(k), Fresh Harvest shall be entitled to receive as damages disgorgement of the Settlement Benefits (as defined below) and any and all other remedies available at law.

(4)

For the avoidance of doubt, and as stated above, the Parties expressly agree that Fresh Harvest may file a copy of this Agreement with the SEC, including, without limitation, as an exhibit to any of Fresh Harvest’s periodic reports or registration statements.

(5)

Notwithstanding the foregoing, Fresh Harvest (NJ) agrees that it will work with Take and Bake to develop a standard set of talking points about the nature of this Agreement that Take and Bake can use to answer its shareholders’ questions related to this Agreement and that Take and Bake will not be required to seek the written consent of Fresh Harvest (NJ) to utilize such talking points with its shareholders.

(6)

Notwithstanding the foregoing, each of the Parties agree that Fresh Harvest and New A.C. LaRocco may provide a copy of this Agreement to the Creditor.

(j)

Employment Agreements.  Mr. Scott and Ms. Leffler acknowledge and agree that their above referenced Employment Agreements are null and void with no further legal effect.

3)

RELEASE BY TAKE AND BAKE, MR. SCOTT AND MS. LEFFLER.

a)

Definitions.  For purposes of this Section 3, “TAKE AND BAKE RELEASORS” means each of Take and Bake, Mr. Scott and Ms. Leffler and all of their related heirs, executors, successors, administrators, assigns, corporations, partnerships, Affiliates, subsidiaries, parents, entities, successors and assigns and their past and present directors, officers, shareholders, members, partners, contractors, agents, attorneys and/or employees.  For purposes of this Section 3, “FRESH HARVEST RELEASED PARTIES” means each of Fresh Harvest, New A.C. LaRocco and all of their related corporations, partnerships, Affiliates, subsidiaries, parents, entities, successors and assigns and their past and present directors, officers, shareholders, members, partners, contractors, agents, attorneys and/or employees.

b)

TAKE AND BAKE RELEASORS unconditionally and irrevocably release the FRESH HARVEST RELEASED PARTIES from all known or unknown claims, debts, liabilities, breaches of contract, compensation, claims for profits, claims for expenses, demands, damages, actions, causes of action, or suits of any kind or nature whatsoever, if any, that the TAKE AND BAKE RELEASORS presently have or could have, for any event, occurrence, or omission (i) arising now or in the future pursuant to or in respect of the Transaction Documents, the Asset Acquisition or otherwise or (ii) that has occurred prior to the TAKE AND BAKE RELEASORS signing this Agreement including, but not limited to, all losses, debts, liabilities, breaches, claims and causes of action based on breach of contract, accounting, misrepresentation, fraud, property damage, personal injury, disclosure of trade secrets and proprietary information, conflicts of interest, tortious interference, breach of fiduciary duties, demands, costs, loss of services, expenses, compensation, contribution, attorneys’ fees, and all compensatory, consequential, liquidated, special and punitive damages.  TAKE AND BAKE RELEASORS acknowledge that FRESH HARVEST RELEASED PARTIES have relied on the representations and promises in this Agreement and in this release (described herein in Section 3) in agreeing to the settlement benefits described above in Section 2 (the “Settlement Benefits”). TAKE AND BAKE RELEASORS understand that this means that TAKE AND BAKE RELEASORS are releasing the FRESH HARVEST RELEASED PARTIES, and may not bring claims against it or them under, inter alia, (1) the Employee Retirement Income Security Act; (2) Title VII of the Civil Rights Act of 1964, as amended; (3) Sections 1981 and 1983 of the Civil Rights Act of 1866; (4) Sections 1981 through 1988 of Title 42 of the United States Code, as amended (42 U.S.C. §§ 1981-1988); (5) the Age Discrimination in Employment Act; (6) the Equal Pay Act, as amended; (7) the Older Workers Benefit Protection Act;  (8) the Worker Adjustment Retraining and Notification Act (29 U.S.C. §§ 2101, et seq.); (9)  the Immigration Reform and Control Act, as amended; (10) the Americans with Disabilities Act, as amended, and Sections 503 and 504 of the Rehabilitation Act of 1973; (11) the Family and Medical Leave Act; (12) the Fair Labor Standards Act; (13) the Consolidated Omnibus Reconciliation Act, as amended; (14) the Occupational Safety and Health Act;  (15) the Fair Credit Reporting Act (15 U.S.C. § 1681 et seq.); (16) the Florida Civil Rights Act; (17) any foreign, federal, state and/or local whistleblower statute, regulation, ordinance or law; (18) any applicable workers’ compensation laws; (19) any foreign, federal, state and/or local law, statute, regulation or ordinance prohibiting discrimination, retaliation and/or harassment or governing wage or commission payment claims; (20) all amendments to such laws; and (21) any other law prohibiting discrimination, harassment and/or retaliation based on the exercise of TAKE AND BAKE RELEASORS’ rights under any law providing whistleblower protection, providing workers’ compensation benefits, providing or protecting employee benefits and pension plans, regarding payment of wages or other compensation, protecting union activity, mandating leaves of absence, prohibiting discrimination based on veteran status or military service, restricting an employer’s right to terminate employees or otherwise regulating employment, enforcing express or implied employment contracts, concerning government contracts and compliance with same, requiring an employer to deal with employees fairly or in good faith, providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims, or relating to salary, commission, compensation, benefits, and other matters.  TAKE AND BAKE RELEASORS further agree that if any person, organization or other entity, including the Equal Employment Opportunity Commission or the United States Department of Labor or any state or local agency, should bring a claim against any of the FRESH HARVEST RELEASED PARTIES involving any matter released herein, TAKE AND BAKE RELEASORS will not accept any personal relief in any such action.  TAKE AND BAKE RELEASORS acknowledge that FRESH HARVEST relied on the representations and promises in this Agreement and this release in agreeing to the Settlement Benefits described above.  TAKE AND BAKE RELEASORS understand that TAKE AND BAKE RELEASORS are releasing any and all claims for events that have occurred prior to TAKE AND BAKE RELEASORS signing this Agreement that TAKE AND BAKE RELEASORS may not know about as of the date they execute this Agreement.  TAKE AND BAKE RELEASORS understand that TAKE AND BAKE RELEASORS are releasing any and all claims that may ever arise under the Transaction Documents, the Asset Acquisition or otherwise and any and all claims for events that have occurred prior to TAKE AND BAKE RELEASORS’ signing this Agreement that TAKE AND BAKE RELEASORS may not know about as of the date of execution of this Agreement.

4)

RELEASE BY FRESH HARVEST.

a)

Definitions.  For purposes of this Section 4, “FRESH HARVEST RELEASORS” means each of Fresh Harvest and New A.C. LaRocco and all of their related heirs, executors, successors, administrators, assigns, corporations, partnerships, Affiliates, subsidiaries, parents, entities, successors and assigns and their past and present directors, officers, shareholders, members, partners, contractors, agents, attorneys and/or employees.  For purposes of this Section 4, “TAKE AND BAKE RELEASED PARTIES” means each of Take and Bake, Mr. Scott and Ms. Leffler and all of their related corporations, partnerships, Affiliates, subsidiaries, parents, entities, successors and assigns and their past and present directors, officers, shareholders, members, partners, contractors, agents, attorneys and/or employees.

b)

FRESH HARVEST RELEASORS unconditionally and irrevocably release the TAKE AND BAKE RELEASED PARTIES from all known or unknown claims, debts, liabilities, breaches of contract, compensation, claims for profits, claims for expenses, demands, damages, actions, causes of action, or suits of any kind or nature whatsoever, if any, that the FRESH HARVEST RELEASORS presently have or could have, for any event, occurrence, or omission (i) arising now or in the future pursuant to or in respect of the Transaction Documents or the Asset Acquisition or (ii) that has occurred prior to the FRESH HARVEST RELEASORS signing this Agreement including, but not limited to, all losses, debts, liabilities, breaches, claims and causes of action based on breach of contract, accounting, misrepresentation, fraud, property damage, personal injury, disclosure of trade secrets and proprietary information, conflicts of interest, tortious interference, breach of fiduciary duties, demands, costs, loss of services, expenses, compensation, contribution, attorneys’ fees, and all compensatory, consequential, liquidated, special and punitive damages.  FRESH HARVEST RELEASORS acknowledge that TAKE AND BAKE RELEASED PARTIES have relied on the representations and promises in this Agreement and in this release (described herein in

Section 4) in agreeing to the Settlement Benefits. FRESH HARVEST RELEASORS understand that FRESH HARVEST RELEASORS are releasing any and all claims for events that have occurred prior to FRESH HARVEST RELEASORS signing this Agreement that FRESH HARVEST RELEASORS may not know about as of the date they execute this Agreement.  FRESH HARVEST RELEASORS understand that FRESH HARVEST RELEASORS are releasing any and all claims that may ever arise under the Transaction Documents or the Asset Acquisition and any and all claims for events that have occurred prior to FRESH HARVEST RELEASORS’ signing this Agreement that FRESH HARVEST RELEASORS may not know about as of the date of execution of this Agreement.

5)

KNOWING AND VOLUNTARY WAIVER.  Each of Take and Bake, Mr. Scott and Ms. Leffler acknowledge and agree that the waiver of each of such Party’s claims is knowing and voluntary and that this waiver is a part of this Agreement, which has been written in a manner calculated to be, and which is, understood by such Party.

6)

NON-ADMISSION.  Nothing in this Agreement, including the Settlement Benefits, are to be construed as an admission of wrongdoing or of any liability by any of the Parties.  The Parties acknowledge and agree that this Agreement represents a settlement and compromise reached between the Parties.  The execution of this Agreement shall not be deemed, construed or interpreted, in any way, to be an admission by the Parties regarding liability, damages or the validity of any claim or defense, which the Parties have asserted or may assert.  If this Agreement is not fully and finally consummated, then no statements contained herein shall be used for any purpose whatsoever against any of the Parties.

7)

COOPERATION.  The Parties agree to execute and deliver any and all documents that may be necessary to effectuate the terms agreed to herein.

8)

REPRESENTATIONS AND WARRANTIES.

Take and Bake, Mr. Scott and Ms. Leffler hereby jointly and severally represent and warrant to Fresh Harvest as follows:

a)

No Registration.  Each of Take and Bake, Mr. Scott and Ms. Leffler understands that the Share Payment has not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Take and Bake’s representations as expressed herein or otherwise made pursuant hereto.

b)

Investment Intent.  Take and Bake is acquiring the Share Payment for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and Take and Bake has no present intention of selling, granting any participation in, or otherwise distributing the same.  Take and Bake, Mr. Scott and Ms. Leffler further represent that Take and Bake does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to the Share Payment.

c)

Investment Experience.  Take and Bake, Mr. Scott and Ms. Leffler have substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Fresh Harvest and acknowledge that Take and Bake, Mr. Scott and Ms. Leffler can protect their own interests.  Take and Bake, Mr. Scott and Ms. Leffler have such knowledge and experience in financial and business matters so that each of Take and Bake, Mr. Scott and Ms. Leffler is capable of evaluating the merits and risks of its investment in Fresh Harvest.

d)

Access to Data.  Each of Take and Bake, Mr. Scott and Ms. Leffler have had an opportunity to ask questions of, and receive answers from, the officers of Fresh Harvest concerning this Agreement as well as Fresh Harvest’s business, management and financial affairs, which questions were answered to each of their satisfaction.  Each of Take and Bake, Mr. Scott and Ms. Leffler acknowledge that Fresh Harvest has made available to each of them, at www.sec.gov, Fresh Harvest’s filings with the Securities and Exchange Commission.  Each of Take and Bake, Mr. Scott and Ms. Leffler believes that it has received all the information that each of Take and Bake, Mr. Scott and Ms. Leffler considers necessary or appropriate for deciding whether Take and Bake should acquire the Share Payment.  Each of Take and Bake, Mr. Scott and Ms. Leffler is aware that Fresh Harvest (NJ) intends to seek shareholder ratification of the Company’s Certificate of Designations of Series A Convertible Preferred Stock and that such ratification may not be forthcoming.

e)

Rule 144.  Each of Take and Bake, Mr. Scott and Ms. Leffler acknowledge that the Share Payment must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.  Each of Take and Bake, Mr. Scott and Ms. Leffler is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares subject to the satisfaction of certain conditions.

f)

Authorization.  Each of Take and Bake, Mr. Scott and Ms. Leffler have all requisite power and authority to execute and deliver this Agreement and to carry out and perform their obligations under the terms of this Agreement.  All action on the part of Take and Bake, Mr. Scott and Ms. Leffler necessary for the authorization, execution, delivery and performance of this Agreement, and the performance of all of Take and Bake’s, Mr. Scott’s and Ms. Leffler’s obligations under this Agreement have been taken.  This Agreement, when executed and delivered by Take and Bake, Ms. Leffler and Mr. Scott, will constitute a valid and legally binding obligation of Take and Bake, Mr. Scott and Ms. Leffler, enforceable in accordance with its terms except:  (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

g)

Conversion Limitation.  Each of Take and Bake, Mr. Scott and Ms. Leffler understand that the New Take and Bake Shares and the Prior Take and Bake Shares shall not be convertible into any shares of Fresh Harvest (NJ)’s common stock until such time as Fresh Harvest (NJ) shall cause an increase in the number of its authorized shares of common stock and that such increase is subject to shareholder approval which may not be forthcoming.

h)

No Threatened Litigation.  To the best of each of Take and Bake’s, Mr. Scott’s and Ms. Leffler’s knowledge, no shareholder of Take and Bake intends to bring any claim, action or suit against any of Fresh Harvest, New A.C. LaRocco or any of their respective officers, directors, shareholders, employees or agents with respect to any matter.

i)

Proper Parties. Each of Take and Bake, Mr. Scott and Ms. Leffler represent and warrant that Take and Bake is a Washington corporation and that references to Take and Bake, Inc., d/b.a. A.C. LaRocco Pizza Co., a Washington limited liability company, in the Asset Purchase Agreement were intended to refer to Take and Bake, Inc., doing business as A.C. LaRocco Pizza Company, a Washington corporation.

9)

PLAIN MEANING AND HEADERS.  This Agreement shall be interpreted in accordance with the plain meaning of its terms and not for or against the drafter’s rights hereunder.  The headers describing the contents of the provisions are simply for identification purposes and shall not be construed as a substantive part of the provision.

10)

AGREEMENT THE PRODUCT OF NEGOTIATION.  This Agreement is the product of negotiation between the Parties.  In the event of a dispute concerning the interpretation of this Agreement or of any of its terms or provisions, the Agreement shall be deemed to have been drafted jointly by the Parties, and shall not be more strictly construed against any of the Parties.

11)

WAIVER.  No waiver of a breach of any provision of this Agreement shall constitute a waiver of a breach of any other provision of this Agreement or of a prior or subsequent breach of the same provision.  No extension of time of performance of an act or obligation under this Agreement shall constitute an extension of time of performance of any other act or obligation.

12)

 NO ASSIGNMENT.  The Parties represent and warrant that no person other than the signatories hereto had or has any interest in the matters referred to in this Agreement, that the Parties have the sole right and exclusive authority to execute this Agreement, and that the Parties have not sold, assigned, transferred, conveyed, or otherwise disposed of any claim, demand or legal right that is the subject of this Agreement.

13)

GOVERNING LAW.  This Agreement shall be governed under the laws of the State of New Jersey.

14)

OPPORTUNITY TO CONSULT WITH COUNSEL.  The Parties hereby represent and acknowledge that they have been provided with the opportunity to discuss and review the terms of this Agreement with their respective attorneys before signing it and that they are freely and voluntarily signing this document in exchange for the benefits provided herein.  The Parties further represent and acknowledge that they have been provided a reasonable period of time within which to review the terms of this Agreement.

15)

PREVAILING PARTY.  In the event that it shall be necessary for any Party to this Agreement to institute legal action to enforce any of the terms and conditions or provisions contained herein, or for any breach thereof, the prevailing Party shall be entitled to costs and reasonable attorney’s fees.

16)

ENTIRE AGREEMENT.  This Agreement is the entire agreement between the Parties relating to the subject matter of this Agreement, and fully supersedes any and all prior agreements and understandings, both written and oral, between any of the Parties.  The Parties acknowledge that no one has made any representations or promises to them, other than those contained in or referred to in this Agreement, and that they are not relying on any representations or promises not set forth herein in executing this Agreement.

17)

MODIFICATION OR AMENDMENT.  No amendment, change or modification of this Agreement, or waiver of any provision of this Agreement, shall be valid unless it is in writing, signed by each of the Parties or by his or its respective successors and/or assigns.  The Parties agree not to make any claim at any time or place that this Agreement has been orally modified in any respect whatsoever.

18)

SEVERABILITY.  Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement and all other valid provisions shall survive and continue to bind the Parties; provided however, that the provisions set forth in this Section 18 shall not be interpreted to apply to the duties, rights and obligations of the Parties set forth in Sections 2 and 3 of this Agreement.

19)

NOTICE.  Notice shall be addressed to the Parties at the address and facsimile listed below and sent by both (a) facsimile and (b) by a nationally recognized overnight courier for next day morning delivery, in which case notice shall be deemed delivered one (1) business day after the facsimile has been sent and one (1) business day after deposit with such overnight courier.  The addresses below may be changed by written notice to the other each of the Parties; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.

If to Fresh Harvest or New AC LaRocco:	Fresh Harvest Products, Inc.
280 Madison Avenue, Suite 1005
New York, New York 10016
Telephone: (917) 652-8030
Facsimile: (917) 591-1971
Attention: Michael Jordan Friedman
President and CEO

With a copy to:	K&L Gates LLP
200 S. Biscayne Blvd., Suite 3900
Miami, Florida 33131
Telephone: (305) 539-3306

Facsimile: (305) 358-7095
Attention: Clayton E. Parker, Esq.

If to Take and Bake:	Take and Bake, Inc.
1014 N. Pines, Suite 202 Spokane Washington, 99206
Telephone: (509) 981-5484
Facsimile: (509) 922-3085
Attention: Clarence Scott, President

With a copy to:
Herman, Herman & Jolley, P,S. Attorney at Law 12340 E Valleyway Spokane, Washington 99216-0992
Telephone: (509) 928-8310, ext. 106
Facsimile: (509) 789-2620
Attention: J. Steven Jolley, PS

If to Clarence Scott:	Clarence Scott
304 S. Conklin Road, #10
Spokane Valley, Washington 99037
Telephone: (509) 981-5484

With a copy to:	Herman, Herman & Jolley, P,S. Attorney at Law 12340 E Valleyway Spokane, Washington 99216-0992
Telephone: (509) 928-8310, ext. 106
Facsimile: (509) 789-2620
Attention: J. Steven Jolley, PS

If to Karen Leffler:	Karen Leffler
8909 S. Strangland Road
Medical Lake, Washington 99022
Telephone: (509) 981-5484
Facsimile: (509) 922-3085

With a copy to:	Herman, Herman & Jolley, P,S. Attorney at Law 12340 E Valleyway Spokane, Washington 99216-0992
Telephone: (509) 928-8310, ext. 106
Facsimile: (509) 789-2620
Attention: J. Steven Jolley, PS

20)

COUNTERPARTS.  This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute the same agreement.   The Parties agree that facsimile signatures shall be treated as original signatures.

21)

THE OLDER WORKERS BENEFIT PROTECTION ACT AND THE RIGHT TO CONSIDER AND REVOKE.

a)

Mr. Scott and Ms. Leffler each have up to twenty-one (21) days from the date of receipt of this Agreement to accept its terms.  Mr. Scott and Ms. Leffler acknowledge and agree that they have had the opportunity to consult with their attorneys about the Agreement prior to any decision on either’s part to execute this Agreement.

b)

Mr. Scott and Ms. Leffler are advised, pursuant to the Older Workers Benefit Protection Act (“OWBPA”), that by signing this Agreement they are specifically waiving any claims they might have which have accrued prior to the execution date of the Agreement under the Age Discrimination in Employment Act of 1967 (“ADEA”).  Mr. Scott and Ms. Leffler acknowledge, represent and agree that this Agreement shall result in a waiver and release of any rights Mr. Scott and Ms. Leffler have under the ADEA, and acknowledge, represent and agree that they understand their rights under the OWBPA, including, but not limited to, their right to consider this Agreement for a period of twenty-one (21) days after receipt of the Agreement.

c)

Mr. Scott and Ms. Leffler, by releasing any such claims under the ADEA, in addition to the other claims set forth in this Agreement, acknowledges that he or she so releases and waives these claims in exchange for the valuable consideration referred to in Section 2 above.

d)

After the date of execution, Mr. Scott and Ms. Leffler have an additional seven (7) days in which to revoke his or her acceptance.  The Agreement shall not become effective or enforceable until executed by all the Parties and if it remains unrevoked by both Mr. Scott and Ms. Leffler within the additional seven (7) day revocation period.  To revoke, Mr. Scott or Ms. Leffler must deliver to Clayton E. Parker, Esq., at the address set forth in Section 19 above, a written statement of revocation prior to 5:00 p.m. on the seventh day following their execution of this Agreement.

e)

If Mr. Scott and Ms. Leffler do not revoke the Agreement, the eighth day after the date of Mr. Scott or Ms. Leffler’s acceptance will be the “Agreement Effective Date” as to Mr. Scott or Ms. Leffler.  If Mr. Scott or Ms. Leffler revokes his or her acceptance of this Agreement within the seven day period specified above, neither Mr. Scott nor Ms. Leffler shall receive the benefit of this Agreement, which will be deemed null and void as to all the Parties.  Mr. Scott and Ms. Leffler further acknowledge, represent and agree that if either executes the Agreement prior to the expiration of the twenty-one (21) day period, the decision to do so was his/hers and his/hers alone, and that as a result, he/she has voluntarily waived the twenty-one (21) day review period.

22)

INDEMNIFICATION.  Each of Take and Bake, Mr. Scott and Ms. Leffler, hereby jointly and severally agree to indemnify and hold harmless Fresh Harvest, New A.C. LaRocco and their Affiliates (as defined below) and each of their respective directors, officers, employees, stockholders, attorneys and agents and permitted assignees (collectively, the “Fresh Harvest Indemnitees,”), against and in respect of any and all loss, payments, demand, penalty, liability, judgment, damage, diminution in value, claim or out-of-pocket costs and expenses (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Fresh Harvest Indemnitee as a result of any action, suit, charge, complaint, claim, or demand made or brought by, or made or brought on behalf of, any Person relating to the transfer, distribution or other disposition of any shares of Series A Preferred Stock or Fresh Harvest (NJ)’s common stock by Take and Bake to any shareholder of Take and Bake, any creditor of Take and Bake or any other Person.  For purposes of this Agreement, “Affiliates” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.  For purposes of this Agreement, “Person” means an individual, company, agency, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or governmental authority.

23)

EXECUTION OF AGREEMENT.  The Parties to this Agreement each acknowledge and agree that in deciding to execute this Agreement:  (a) the Parties relied entirely on their own judgment and that of any legal counsel; (b) no facts, evidence, event or transaction currently unknown to the Parties, but which may hereinafter become known, shall affect in any way or manner the final, unconditional nature of this Agreement; (c) the execution of this Agreement is a completely knowing and voluntary act; (d) the Parties understand the terms of this Agreement; (e) the Parties have been advised to consult with legal counsel and have been provided with time to consult with legal counsel prior to the execution of this Agreement; and (f) all promises made to the Parties in connection with this Agreement or as inducement to sign same expressly are set forth in full in the other sections of this Agreement.

6)

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the Parties having so agreed to the terms stated in this Agreement, have set their hands the date and year below so written.

FRESH HARVEST PRODUCTS, INC., a New Jersey corporation	TAKE AND BAKE, INC., doing business as A.C. LaRocco Pizza Company, a Washington corporation

/s/Michael Jordan Friedman	/s/Clarence Scott
Michael Jordan Friedman	Name: Clarence Scott
President and Chief Executive Officer	Title: President
Dated: May 4, 2011	Dated: May 4, 2011

A.C. LAROCCO, INC., a Delaware corporation	CLARENCE SCOTT

/s/Clarence Scott
/s/Michael Jordan Friedman	Dated: May 4, 2011
Michael Jordan Friedman
President and Chief Executive Officer
Dated: May 4, 2011	KAREN LEFFLER

FRESH HARVEST PRODUCTS, INC., a New York corporation	/s/Karen Leffler
Dated: May 4, 2011

/s/Michael Jordan Friedman
Michael Jordan Friedman
President and Chief Executive Officer
Dated: May 4, 2011

SCHEDULE I

LIST OF OFFICE ASSETS

Asset List

Item	Asset	Description
	Office Equipment:	
	Computer(s)	Custom PC ((New 2009), Intel Core 2 Duo CPU with 4GB ram, 465GB Hard Drive
		Flat Screen (2009) HannS-G , H22 ID
		Dell, PC Computer Dimension E310, 256MB ram, 2x 250 GB HD, 48x CD-r
		Dell, PC Computer E31#2400 (2003) including 19" flat screen
		HP Laptop (2008) HP Pavilion DV6928 Loaded Software
		2nd HP Laptop (2008 Pavilion DV6928 Loaded Software
	Plant	None
	Machinery	None
	Equipment	4 Demo Small Convection Ovens, 1 Microwave.
	Label Printer	Tharco(Data Max) Model: Freedom & Takeup Real ($100.)
	Upright Freezers	2- used older models
	Automobile	None
	Furniture	5-Office Chairs, 6" Round conference table, 6 confernce chairs, 3 4' work tables
	Phone System	Iwatsu Phone System, ModelVS-KSU 6 phones
	Fax Machine	Panasonic, Facsimile KX-FL511 (2003), 12 ppm, laser 8 sec. transmission
	Show Display Booth	10 X 8 Lighted Display Booth (Food Show Booth)
	Signs, Exterior	2'X 8' light exterior business signage
	Storage Racking	16' X 5' commercial storage racks
	Filing Cabinets	4- two drawer letter size
	"	4- four drawer letter size
	"	2 -Horizonal 2 draw lateral size (36" wide)
	Printers	HP, All-in-1 (copier, printer, scanner) OfficeJet Pro-L7590
	"	Laser Color Printer, Kyocera MDFS C5016N (2003)

SCHEDULE II

Rose & Shore, Inc.